Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is entered into as of January 20, 2012 (the “Effective Date”), between Todd Newton (“Executive”) and ArthroCare Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on April 2, 2009, Executive and the Company entered into an Employment Agreement, as amended December 8, 2009 (the “Agreement”), which sets forth the terms of Executive’s employment with the Company; and

WHEREAS, the parties wish to amend the Agreement to revise the applicable provisions regarding Executive’s position, salary, annual bonus opportunity and continuation period, pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date.  Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1.             Duties and Scope of Employment.  The first sentence of Section 2 of the Agreement shall be amended in its entirety to read as follows:

“The Company shall employ the Executive in the position of Senior Vice-President, Chief Financial Officer and Chief Operating Officer, as such position was defined in terms of responsibilities and compensation as of January 20, 2012; provided, however, that the Board of Directors shall have the right, subject to the other provisions of this Agreement, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board of Directors in its discretion may deem necessary or appropriate.”

2.             Salary.  The first sentence of Section 4(a) of the Agreement shall be amended in its entirety to read as follows:

“Effective as of January 1, 2012, Executive shall receive an annual salary of $370,200 (the ‘Base Salary’).”

3.             Annual Bonus.  Section 4(b) of the Agreement shall be amended in its entirety to read as follows:

“(b)         Annual Bonus.  In addition to the Base Salary, for each fiscal year ending during the Term, Executive shall have the opportunity to earn an annual performance bonus (the ‘Annual Bonus’) in an amount up to (i) 50% of Executive’s Base Salary for the fiscal year ending on December 31, 2011, and (ii) 60% of Executive’s Base Salary for fiscal years commencing on or after January 1, 2012.  The exact amount of the Annual Bonus will be determined by the Board of Directors or its Compensation Committee in consultation with the Chief Executive Officer and Executive, based upon mutually agreed performance objectives, both personal and corporate.”

4.             Continuation Period.  Section 7(c) of the Agreement shall be amended in its entirety to read as follows:

“(c) ‘Continuation Period’ shall mean a period, commencing on the date of an Involuntary Termination, of a duration equal to (i) 24 months, for purposes of an Involuntary Termination which occurs within 24 months after a Change of Control, or (ii) 12 months, for purposes of an Involuntary Termination which occurs prior to a Change of Control or more than 24 months following a Change of Control.”

5.             Other Terms and Conditions.  Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

/s/ Todd Newton
Todd Newton

ARTHROCARE CORPORATION

By:	/s/ David Fitzgerald
Its:	President and Chief Operating Office